Exhibit 99.2
                                 TRIBUNE COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              INTRODUCTORY COMMENTS

         The following unaudited pro forma condensed consolidated financial statements give pro forma effect to the pending acquisition of Renaissance Communications Corp. ("Renaissance") by Tribune Company ("Tribune" or the "Company"). On July 1, 1996, Tribune announced it had agreed to acquire Renaissance for $36 per Renaissance common share, or approximately $1.1 billion in cash. The transaction is subject to certain closing conditions, including Federal Communications Commission and other regulatory approval, and is expected to close in early 1997. Tribune expects to finance the acquisition with medium to long-term borrowings and commercial paper. The acquisition will be accounted for as a purchase.

         The pro forma condensed consolidated statements of income presented herein also show the pro forma effects of the March 1, 1996, sale of the Company's holdings of QUNO Corporation ("QUNO"), a Canadian newsprint company, as part of QUNO's merger with Donohue Inc. At the time of the merger, the Company owned approximately 34% of QUNO's common stock plus $138.8 million in QUNO convertible debt. Tribune's investment in QUNO was accounted for as a discontinued operation in the Company's 1995 consolidated financial statements. The Company's gross proceeds from the sale were approximately $427 million, consisting of $284 million in cash, $74 million in short-term notes and $69 million in Donohue common stock. Tribune sold the notes and common stock for cash shortly after the transaction. The proceeds were used to pay down debt and to fund 1996 acquisitions. The after-tax proceeds from the sale were approximately $331 million. In 1996, Tribune recorded an after-tax gain on the sale of the discontinued operations of QUNO of $89.3 million, or $1.46 per share on a primary basis.

         The pro forma condensed consolidated statements of income also include the pro forma effects of five 1996 acquisitions. These include the acquisition of Houston television station KHTV in January 1996 for approximately $102 million in cash, the acquisition of the remaining minority interest in Philadelphia television station WPHL in February 1996 for approximately $23 million in cash, the acquisition of two education publishers in March 1996-- Educational Publishing Corporation (EPC) for approximately $200 million in cash and NTC Publishing Group (NTC) for approximately $82 million in cash, and the acquisition of San Diego television station KSWB (formerly KTTY) in April 1996 for approximately $70.5 million in cash. Further, the 1995 pro forma condensed consolidated statement of income includes the pro forma effects of the 1995 acquisitions of Jamestown Publishers-acquired in May for approximately $6 million in cash and Everyday Learning-acquired in August for approximately $25 million in cash; the 1995 dispositions of Times Advocate Company-sold in July for $16 million in cash and Compton's NewMedia-sold in December for an interest in The Learning Company, Inc. (formerly SoftKey International Inc. - see note 3 to the Company's audited consolidated financial statements for the year ended December 31, 1995 for a full discussion of this transaction); and various 1995 equity investments, including Qwest Broadcasting LLC (33%) and The Warner Bros. Television Network (12.5%). All of these acquisitions were accounted for as purchases. The 1995 pro forma statement of income also includes the pro forma effect of a Renaissance television station exchange which occurred in July 1995 whereby Renaissance exchanged its Denver television station and approximately $34.5 million in cash for a Dallas station. The pro forma condensed consolidated balance sheet as of September 29, 1996 includes the pro forma effect of the Renaissance acquisition.

         The pro forma information is based on historical financial statements of the Company after adjusting for the transactions and assumptions as set forth in the accompanying notes to the pro forma statements. The pro forma condensed consolidated balance sheet assumes the transactions occurred at September 29, 1996, and the pro forma condensed consolidated statements of income assume the transactions occurred at the beginning of the periods presented. The pro forma condensed consolidated statements of income only include income from continuing operations. As QUNO was accounted for as a discontinued operation in Tribune's 1995 consolidated financial statements, all income from QUNO, including the interest income on the convertible debenture, was reflected as income from discontinued operations of QUNO and reported as a separate amount in the consolidated statement of income. Therefore, the pro forma adjustments for QUNO include only a pro forma interest expense adjustment for the proceeds received, and the related tax effect.

         The pro forma condensed consolidated financial statements may not be indicative of the results that would have occurred if the transactions had occurred during the periods presented or at the respective dates of the financial statements, as the case may be, or results which may be attained in the future. The purchase accounting adjustments reflected in these pro forma condensed consolidated financial statements are preliminary and will change as appraisals are completed and more facts become known. The purchase accounting adjustments represent the Company's preliminary determination of the adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma statements do not reflect any synergies anticipated by the Company as a result of the acquisitions. The pro forma condensed consolidated statements should be read in association with the consolidated financial statements of the Company and Renaissance as set forth in their Annual Reports on Form 10-K for the year ended December 31, 1995 and their Quarterly Reports on Form 10-Q for the quarter ended September 29, 1996 for Tribune Company and September 30, 1996 for Renaissance.

                        TRIBUNE COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 29, 1996
                                   (Unaudited)

(In thousands of dollars)
                                                                      Historical                    (1)
                                                               --------------------------        Pro Forma          Tribune
Assets                                                         Tribune        Renaissance       Adjustments        Pro Forma
- -----------------------------------------------------------------------------------------------------------------------------

Current        Cash and short-term investments              $   14,040         $   13,238      $ (13,238)(a)      $   14,040
Assets         Accounts receivable, net                        365,723             37,667                            403,390
               Inventories                                      76,804                                                76,804
               Broadcast rights                                163,002             70,661                            233,663
               Prepaid expenses and other                       22,967              3,747                             26,714
               --------------------------------------------------------------------------------------------------------------
               Total current assets                            642,536            125,313         (13,238)           754,611
- -----------------------------------------------------------------------------------------------------------------------------

Properties     Net properties                                  640,105             35,049                            675,154
- -----------------------------------------------------------------------------------------------------------------------------

Other          Broadcast rights                                188,993             57,046                            246,039
Assets         Intangible assets, net                        1,243,092            152,948       1,069,029 (b)      2,465,069
               Investments and other assets                    807,086              5,591                            812,677
               --------------------------------------------------------------------------------------------------------------
               Total other assets                            2,239,171            215,585       1,069,029          3,523,785
               --------------------------------------------------------------------------------------------------------------

               Total assets                                 $3,521,812         $  375,947      $1,055,791         $4,953,550
               ==============================================================================================================


                                                                      Historical                    (1)
                                                               --------------------------        Pro Forma          Tribune
Liabilities and Shareholders' Equity                           Tribune        Renaissance       Adjustments        Pro Forma
- -----------------------------------------------------------------------------------------------------------------------------
Current        Long-term debt due within one year           $   29,301         $   10,027      $  (10,027)(c)     $   29,301
Liabilities    Contracts payable for broadcast rights          177,891             80,386                            258,277
               Accounts payable and other current
                 liabilities                                   401,475             12,573                            414,048
               --------------------------------------------------------------------------------------------------------------
               Total current liabilities                       608,667            102,986         (10,027)           701,626
- -----------------------------------------------------------------------------------------------------------------------------

Long-Term Debt (less portions due within one year)             896,553             16,304       1,158,232 (d)      2,054,785
                                                                                                  (16,304)(c)
- -----------------------------------------------------------------------------------------------------------------------------

Other          Deferred income taxes                           193,918              4,263         110,000 (e)        308,181
Non-Current    Contracts payable for broadcast rights          234,120             66,284                            300,404
Liabilities    Compensation and other obligations              135,215                                               135,215
               --------------------------------------------------------------------------------------------------------------
               Total other non-current liabilities             563,253             70,547         110,000            743,800
- -----------------------------------------------------------------------------------------------------------------------------

Shareholders'  Series B convertible preferred stock            312,470                                               312,470
Equity         Common stock and additional paid-in capital     138,713            164,573        (164,573)(f)        138,713
               Retained earnings                             2,156,071             23,537         (23,537)(f)      2,156,071
               Treasury stock (at cost)                     (1,019,893)                                           (1,019,893)
               Unearned compensation related to ESOP          (245,532)                                             (245,532)
               Note receivable from warrant exercise                               (2,000)          2,000 (f)
               Unrealized gain on investments                  111,510                                               111,510
               --------------------------------------------------------------------------------------------------------------
               Total shareholders' equity                    1,453,339            186,110        (186,110)         1,453,339
               --------------------------------------------------------------------------------------------------------------
               Total liabilities and shareholders' equity   $3,521,812         $  375,947      $1,055,791         $4,953,550
               ==============================================================================================================


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE THREE QUARTERS ENDED SEPTEMBER 29, 1996
                                   (Unaudited)



                                                                 Historical                        (2)
                                                    ---------------------------------------      Pro Forma             Tribune
(In thousands, except per share data)                 Tribune    Renaissance      Other (1)     Adjustments           Pro Forma
- --------------------------------------------------------------------------------------------------------------------------------

Operating     Publishing                            $ 980,612    $                $             $                    $  980,612
Revenues      Broadcasting and Entertainment          663,380        149,384         4,413                              817,177
              Education                               153,384                       13,584                              166,968
              ------------------------------------------------------------------------------------------------------------------
              Total operating revenues              1,797,376        149,384        17,997                            1,964,757
- --------------------------------------------------------------------------------------------------------------------------------
Operating     Cost of sales (exclusive of
Expenses        items shown below)                    901,873         70,868         7,611                              980,352
              Selling, general and administrative     443,727         27,273         9,561                              480,561
              Depreciation and amortization of
                intangible assets                     103,515         11,253           235         22,318 (a)           137,321
              ------------------------------------------------------------------------------------------------------------------
              Total operating expenses              1,449,115        109,394        17,407         22,318             1,598,234
- --------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                      348,261         39,990           590        (22,318)              366,523

Interest income                                        24,075            976                                             25,051
Interest expense                                      (34,680)        (2,737)       (1,084)       (57,146)(b)           (95,647)
- --------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Before Income Taxes                                 337,656         38,229          (494)       (79,464)              295,927

Income taxes                                         (136,751)       (15,634)         (289)        25,700 (c)          (126,974)
- --------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                     200,905         22,595          (783)       (53,764)              168,953

Preferred dividends, net of tax                       (14,090)                                                          (14,090)
- --------------------------------------------------------------------------------------------------------------------------------
Net Income from Continuing Operations
  Attributable to Common Shares                     $ 186,815    $    22,595      $   (783)     $ (53,764)           $  154,863
- --------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
               Primary                              $    3.04                                                        $     2.52
               Fully diluted                        $    2.79                                                        $     2.33

Shares Outstanding
               Primary                                 61,360                                                            61,360
               Fully diluted                           68,255                                                            68,255

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (Unaudited)


                                                          Historical                                     (3)
                                              ---------------------------------     (2)         Pro Forma Adjustments      Tribune
(In thousands, except per share data)           Tribune   Renaissance  Other(1) Dispositions  Acquisitions  Dispositions  Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------

Operating    Publishing                       $ 1,312,767  $         $           $ (8,501)    $              $          $ 1,304,266
Revenues     Broadcasting and Entertainment       828,806   179,218    39,729                     8,066 (a)               1,055,819
             Education                            103,101             110,537     (26,366)                                  187,272
             -----------------------------------------------------------------------------------------------------------------------
             Total operating revenues           2,244,674   179,218   150,266     (34,867)        8,066                   2,547,357
- ------------------------------------------------------------------------------------------------------------------------------------
Operating    Cost of sales (exclusive of
Expenses       items shown below)               1,164,609    80,150    61,861     (19,257)       (1,339)(a)               1,286,024
             Selling, general and
               administrative                     553,868    35,933    61,775     (24,652)          833 (a)                 627,757
             Depreciation and amortization
               of intangible assets               120,986    15,756     2,050      (4,455)       40,792 (b)                 174,791
                                                                                                   (338)(a)
             -----------------------------------------------------------------------------------------------------------------------
             Total operating expenses           1,839,463   131,839   125,686     (48,364)       39,948                   2,088,572
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                  405,211    47,379    24,580      13,497       (31,882)                    458,785

Other                                              14,672    18,964                                              600 (c)     34,236
Interest income                                    14,465     1,356         4                     3,559 (d)                  19,384
Interest expense                                  (21,814)   (7,137)   (6,079)                 (103,051)(e)   24,346 (f)   (113,735)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Before Income Taxes                             412,534    60,562    18,505      13,497      (131,374)      24,946        398,670

Income taxes                                     (167,076)  (11,526)   (5,244)     (5,258)       28,080 (g)   (9,793)(g)   (170,817)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                 245,458    49,036    13,261       8,239      (103,294)      15,153        227,853

Preferred dividends, net of tax                   (18,841)                                                                  (18,841)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Attributable to Common Shares               $   226,617  $ 49,036  $ 13,261    $  8,239     $(103,294)     $15,153    $   209,012
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
             Primary                          $      3.50                                                               $      3.23
             Fully diluted                    $      3.22                                                               $      2.98

Shares Outstanding
             Primary                               64,790                                                                    64,790
             Fully diluted                         71,506                                                                    71,506


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                 TRIBUNE COMPANY
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


A. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 29, 1996.

(1) This column includes the pro forma adjustments to the September 29, 1996 unaudited condensed consolidated balance sheet and reflects the following:

     (a) The existing cash of Renaissance is assumed to immediately reduce the debt incurred to finance the acquisition.

     (b) The excess of acquisition cost over the fair value of net tangible assets acquired (i.e., goodwill and other intangible assets). This adjustment assumes no adjustments to net properties, broadcast rights, or other assets and liabilities. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

     (c) The existing debt of Renaissance is assumed to be repaid at acquisition date.

     (d) The issuance of approximately $1.2 billion in medium to long-term notes and commercial paper necessary to finance the Renaissance acquisition and to repay debt assumed.

     (e) The estimated deferred taxes related to identifiable intangible assets acquired.

     (f) The elimination of Renaissance's equity accounts.

B. Unaudited Pro Forma Condensed Consolidated Statement of Income for the First Three Quarters Ended September 29, 1996.

(1) The amounts in this column represent the historical 1996 results of operations for Tribune's 1996 acquisitions (KHTV, EPC, NTC and KSWB) from the beginning of the year until their respective dates of acquisition.

(2) This column includes the pro forma adjustments to the unaudited condensed consolidated statement of income for the first three quarters ended September 29, 1996 and reflects the following:

     (a) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the 1996 acquisitions to reflect nine months of expense. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

     (b) Additional interest expense for the 1996 acquisitions resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium to long-term notes, at an average interest rate of approximately 7%. The other 1996 acquisitions are assumed to be financed with commercial paper at an average rate of 5.4%. This pro forma adjustment also includes an amount for additional interest expense for the acquisitions made during the first three quarters of 1996, as if completed at the beginning of the year, and the elimination of $3.8 million of interest expense incurred by the acquired businesses and included in their historical financial statements. This represents interest expense on debt that is assumed to be repaid at the date of acquisition. Finally, the adjustment also includes $3.9 million of interest savings from the QUNO proceeds, assuming they had been received at the beginning of the year. The QUNO proceeds were approximately $427 million and were assumed to be used to finance the 1996 acquisitions. The interest expense savings from the QUNO proceeds was calculated at an average commercial paper rate of 5.4%.

     (c) This adjustment represents the income tax effect of the pro forma adjustments and a pro forma amount for income taxes on NTC's and KSWB's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. NTC was a partnership and as such recorded no income tax expense in the period in 1996 prior to Tribune's acquisition. If the Company had acquired NTC at the beginning of the period, income tax expense would have been recorded. KSWB recorded no tax benefit related to its 1996 pre-acquisition loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.

C. Unaudited Pro Forma Condensed Consolidated Statement of Income for the Fiscal Year Ended December 31, 1995.

(1) The amounts in this column represent the historical 1995 results of operations of Tribune's 1996 acquisitions - KHTV, KSWB, EPC and NTC. This column also includes the results of operations of the 1995 acquisitions from the beginning of 1995 until their respective dates of acquisition, and an estimate of equity income/loss for those equity method investments entered into during 1995, for the portion of 1995 preceding the Company's investment.

(2) The amounts in this column represent the historical 1995 results of operations of Times Advocate Company and Compton's NewMedia until their respective dates of sale. These results exclude the non-recurring pretax loss of $7.5 million recorded on the Times Advocate sale and the non-recurring pretax gain of $6.9 million recorded on the Compton's sale. Income before income taxes does not reflect any allocations of corporate administration and interest expenses.

(3) These columns include the pro forma adjustments to the 1995 unaudited condensed consolidated statement of income and reflect the following:

     (a) The pro forma effect, as disclosed in the Renaissance consolidated financial statements for the year ended December 31, 1995 and in a Form 8-K dated June 30, 1995, of the Renaissance television station swap. Effective July 3, 1995, Renaissance exchanged its KDVR-Denver station and approximately $34.5 million in cash for the KDAF-Dallas station.

     (b) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the 1995 acquisitions to reflect a full year of expense. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

     (c) The non-recurring net pretax loss for the Times Advocate and Compton's dispositions included in the 1995 historical consolidated statement of income. Tribune recorded a $7.5 million loss on the sale of Times Advocate and a $6.9 million gain on the sale of Compton's. The 1995 pro forma income statement has not been adjusted to remove a non-recurring gain included in the Renaissance consolidated financial statements for 1995 of $19 million that relates to a settlement, net of expenses, received by Renaissance in 1995 for an acquisition that did not occur because of a higher offer. This amount contributes approximately $.18 per share to the pro forma primary net income per share in 1995.

     (d) Interest income from the Qwest convertible notes. The Company's investment in Qwest is comprised of a $7 million equity interest (33%) and $63 million in 6% convertible notes.

     (e) Additional interest expense for the 1996 acquisitions resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium to long-term notes, at an average interest rate of approximately 7%. The other 1996 acquisitions are assumed to be financed with commercial paper at an average rate of 5.9%. The 1996 acquisitions and investments that were assumed to have occurred at the beginning of the year totaled $1.6 billion. This pro forma adjustment also includes an amount for additional interest expense for the acquisitions and investments made during 1995, as if completed at the beginning of the year, and the elimination of $13.2 million of interest expense incurred by the acquired businesses included in their historical financial statements. This represents interest expense on debt that was either repaid at the date of acquisition or not assumed by Tribune.

     (f) Interest savings from the QUNO and Times Advocate proceeds. These proceeds were assumed to be used to finance the acquisitions, and therefore the interest expense savings was calculated at an average commercial paper rate of 5.9%.

     (g) These adjustments represent the income tax effects of the pro forma adjustments and a pro forma amount for income taxes on Renaissance's, NTC's and KSWB's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. Renaissance reversed $11.8 million of a tax valuation allowance in 1995. Under Tribune's purchase accounting, this valuation allowance would not have reversed into Tribune's income in 1995. Therefore, this $11.8 million is eliminated as a pro forma adjustment. NTC was a partnership and as such recorded no income tax expense. If the Company had acquired NTC at the beginning of 1995, income tax expense would have been recorded. KSWB recorded no tax benefit related to its 1995 loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.